As filed with the Securities and Exchange Commission on January 16, 2007

Registration No. 333-110798

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
POST–EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-110798 UNDER THE SECURITIES ACT OF 1933
JLG INDUSTRIES, INC. (Exact name of registrant as specified in its charter)

Pennsylvania	25-1199382
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1 JLG Drive
McConnellsburg, Pennsylvania 17233
(Address of principal executive offices) (Zip code)

JLG Industries, Inc. Long Term Incentive Plan
(Full title of the plans)

Bryan J. Blankfield
Executive Vice President and Secretary
JLG Industries, Inc.
1 JLG Drive
McConnellsburg, Pennsylvania 17233
(717) 485-5161
(Name, address and telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

Registration Statement No. 333-110798 on Form S-8 (the “Registration Statement”) covered shares of common stock, par value $0.20 per share (the “Common Stock”) of JLG Industries, Inc., a Pennsylvania corporation (“JLG”), issuable by the Registrant pursuant to The Premco Products, Inc. Employees’ Savings and Investment Plan (the “Plan”).

On December 4, 2006, at a special meeting of JLG shareholders, JLG shareholders approved an Agreement and Plan of Merger, dated October 15, 2006 (the “Merger Agreement”), by and among JLG, Oshkosh Truck Corporation (“Oshkosh”), a Wisconsin corporation, and Steel Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Oshkosh (“Merger Sub”). Pursuant to the Merger Agreement, on December 6, 2006, Merger Sub was merged with and into JLG, with JLG continuing as the surviving corporation and becoming a wholly-owned subsidiary of Oshkosh (the “Merger”). As a result of the Merger, this post-effective amendment terminates the offering of securities pursuant to the Registration Statement.

In connection with the Merger, JLG has filed a Certification and Notice of Termination of Registration under Section 15(d) of the Securities Exchange Act of 1934 to terminate the reporting obligations of the Plan under the Exchange Act.

The offering contemplated by this Registration Statement has been terminated. Pursuant to the undertakings contained in Part II of the Registration Statement, the Registrant is removing from registration, by means of a post-effective amendment to the Registration Statement (the “Post-Effective Amendment”), any securities registered under the Registration Statement which remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oshkosh, Wisconsin, on this 16th day of January, 2007.

JLG INDUSTRIES, INC.

By:	/s/ Bryan J. Blankfield
Name:	Bryan J. Blankfield
Title:	Executive Vice President and
Secretary, Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed below by the following persons on behalf of the registrant and in the capacities indicated as of January 16, 2007.

/s/ Robert G. Bohn
Robert G. Bohn Chief Executive Officer and Director

/s/ Charles L. Szews
Charles L. Szews President and Director (Principal
Financial Officer)

/s/ Mark M. Radue
Mark M. Radue Senior Vice President, Finance
(Principal Accounting Officer)